UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 22, 2012

Allegheny Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-12001	25-1792394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Six PPG Place, Pittsburgh, Pennsylvania		15222-5479
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (412) 394-2800

N/A

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	2012 Compensation and Awards.

A. Base Salaries for 2012

The Personnel and Compensation Committee of the Board of Directors (the “Committee”) of Allegheny Technologies Incorporated (the “Company”) determined the base salaries for the named officers listed below to be as follows, effective February 22, 2012:

Name	Title	2012 Base Salary
Richard J. Harshman	Chairman, President and Chief Executive Officer	$927,000
Dale G. Reid	Executive Vice President, Finance and Chief Financial Officer	$386,500
Hunter R. Dalton	Executive Vice President, Long Products and President, ATI Allvac	$438,000
Terry L. Dunlap	Executive Vice President, Flat-Rolled Products and President, ATI Allegheny Ludlum	$438,000
David M. Hogan	Executive Vice President, Engineered Products	$302,000

The 2012 base salaries are used to calibrate the incentive awards described below.

B. 2012 Annual Incentive Plan

The Committee set performance goals and opportunities for the 2012 fiscal year under the Annual Incentive Plan (“AIP”) at its meeting on February 22, 2012. For Messrs. Harshman and Reid, the determination of individual AIP awards will be based entirely on the degree to which the Company as a whole attains predetermined performance goals with the relative weighting as shown below:

Predetermined Levels of:	Relative Weight
Operating earnings	40%
Operating cash flow	30%
Manufacturing improvements	10%
Safety and environmental compliance	10%
• Lost time incidents (5%)
• Recordable incidents (5%)
Customer responsiveness	10%

For Messrs. Dalton, Dunlap, and Hogan, the determination of their respective AIP awards will be based 35% on the degree to which the Company as a whole attains the foregoing predetermined performance goals with relative weighting and 65% on the degree to which their respective business unit attains the foregoing predetermined performance goals with the same relative weighting.

The individual AIP opportunities are granted at “Threshold,” “Target” and “Maximum” levels expressed as a percentage of base salary. The Committee set the 2012 AIP performance goals at the Threshold, Target and Maximum performance levels to be increasingly aggressive but attainable. The respective opportunities (expressed as percentages of base salary) granted to the named officers under the 2012 AIP based on the relative levels of achievement are as follows:

Name	Threshold	Target	Maximum
Mr. Harshman	62.5%	125%	250%
Mr. Reid	40%	80%	160%
Mr. Dalton	40%	80%	160%
Mr. Dunlap	40%	80%	160%
Mr. Hogan	40%	80%	160%

The Committee did not increase the respective opportunities (expressed as percentages of base salary) for 2012 AIP awards, over 2011 opportunities, for any named officer.

Under the formulas for AIP, the Committee may assess qualitative performance factors in addition to the financial criteria described above and, based on the achievement of the qualitative factors as determined by the Committee, the Committee may increase or decrease an individual’s award by up to 20%.

No AIP award will be paid to the named officers if operating earnings are below the predetermined minimum. In addition, a prerequisite to any award under AIP, as well as under the long term plans discussed below, is compliance with the Company’s Corporate Guidelines for Business Conduct and Ethics.

C. Long-Term Incentive Plans with Performance Measurement Periods Beginning in 2012

At its February 22, 2012 meeting, the Committee awarded shares of Company common stock under the Performance/Restricted Stock Program (“PRSP”) subject to the restrictions and performance features described below. The Committee also established a performance measurement period of January 1, 2012 through December 31, 2014 under the Company’s Total Shareholder Return Incentive Compensation Program (“TSRP”) and determined award opportunities for that period. In addition, the Committee established a performance measurement period of January 1, 2012 through December 31, 2014 under the Company’s Key Executive Performance Plan (“KEPP”) and set performance goals and award opportunities under the KEPP. The Company does not grant stock options or stock appreciation rights as part of the long-term incentive program.

(1) PRSP

The Committee determined that grants of Company common stock under the PRSP in 2012 provide an appropriate balance between pay-for-performance and executive retention and are subject to the following restrictions and performance features.

One-half of the number of shares granted to an individual is subject to performance-based restrictions and will vest, if at all, if the Company’s net income, determined in accordance with generally accepted accounting principles, exceeds an aggregate of $350 million for the period of January 1, 2012 through December 31, 2014 and the participant is then an employee of the Company (except for retirement, death or disability). If that level of aggregate net income is not exceeded for the three-year period ending December 31, 2014, or if the participant is no longer an employee of the Company for any reason other than retirement, death or disability as of December 31, 2014, the shares of stock subject to performance-based restrictions will be forfeited.

The other one-half of the number of shares granted to an individual will vest on the earlier of (i) December 31, 2014, if the net income threshold described above for performance-based restricted stock is met for the three-year period ending December 31, 2014, or (ii) February 23, 2017, in both cases if the participant is at that time an employee of the Company (except for retirement, death or disability).

The aggregate number of shares of performance/restricted stock granted to an individual is calculated by dividing a predetermined percentage of the individual’s base salary by the average of the high and low trading prices of a share of Company common stock on the date of grant. The following table shows the respective percentage of base salary used to determine the number of shares of performance/restricted stock awarded to the named individuals:

Name	Percentage
Mr. Harshman	170%
Mr. Reid	100%
Mr. Dalton	100%
Mr. Dunlap	100%
Mr. Hogan	100%

Dividends declared on the Company’s common stock will be accumulated and paid in stock to holders of performance/restricted stock when and to the extent the restrictions lapse on the shares.

(2) TSRP

The Company’s TSRP measures the Company’s total shareholder return (generally, the change in the trading price of a share of common stock of the Company plus dividends paid) (“TSR”) for the performance measurement period relative to the total shareholder return of a group of publicly traded companies identified and deemed comparable by the Committee for the same performance measurement period. A target number of shares, calculated by dividing a predetermined percentage of an individual’s base salary by the average of the high and low trading prices of a share of the Company’s common stock for the thirty business days preceding January 1, 2012, will be delivered after the end of the performance measurement period to TSRP participants if the Company’s relative TSR is at the 50th percentile. One half of the target number of shares will be delivered if the level of the Company’s TSR performance is at the 25th percentile, and twice the target number of shares will be delivered if the Company’s TSR performance is at or above the 90th percentile; interpolation between points is made on a straight line basis. No shares will be delivered if the Company’s TSR performance is below the 25th percentile. The following table shows the percentage of base salary used to determine the target number of shares for the TSRP award for the 2012-2014 performance measurement period for the named officers:

Name	Percentage
Mr. Harshman	170%
Mr. Reid	100%
Mr. Dalton	100%
Mr. Dunlap	100%
Mr. Hogan	100%

(3) KEPP

The Company’s KEPP is a long-term, performance-based cash incentive plan with a three-year performance measurement period in which nine key individuals, including the five named officers, participate.

Operationally, the KEPP program is divided into two levels. Level I consists of predetermined goals of aggregate income before taxes (IBT), which, if reached, will result in an award payout. Level II is a separate performance incentive pool formed if predetermined strategic objectives are achieved and permits participants to earn potential awards even if the predetermined financial goals under Level I are not achieved. The purpose of Level II is to direct the management team to focus on specific strategic objectives that, if achieved, the Company expects will result in outstanding earnings in the future, including over the three-year period. At its February 22, 2012 meeting, the Committee specified and weighted 13 specific key strategic objectives under Level II which are unique to the business and plans of the Company and which the Committee believes are essential to position the Company for sustained financial performance, not only for the 2012-2014 performance measurement period but also for years thereafter.

The levels of aggregate IBT specified by the Committee for the 2012-2014 performance measurement period under KEPP Level I are amounts of earnings that the Committee believes represent a platform for growth. For the 2012-2014 performance measurement period, KEPP Level I performance goals consist of ten different levels of IBT, starting at a threshold of $1.05 billion in IBT and increasing in increments for each of the successive nine gradients, up to a maximum of $2.85 billion in IBT. For gradients 1 through 4, each IBT goal increases by $125 million, for gradients 5 through 7, each IBT goal increases by $200 million, and for gradients 7 through 10, each IBT goal increases by $275 million. In prior years, each gradient between threshold and maximum was uniform. The result is greater leverage in the KEPP performance goals than in prior years.

For the 2012-2014 performance measurement period, at the lowest gradient, $1.05 billion in IBT, the Level I and Level II performance incentive pools are each approximately 0.35% of the target amount of IBT. Level I performance incentive pools under KEPP increase on a graduated scale as IBT increases through the specified gradients to reach a maximum of 1.3% of IBT at the highest of the ten gradients.

Level II performance incentive pools, subject to the Committee’s negative discretion, are based on the relative degree to which the Committee determines the key strategic objectives are achieved during the performance measurement period. The aggregate amount payable under KEPP Level I and Level II for the performance measurement period cannot exceed the highest amount payable under KEPP Level I alone. No additional KEPP payment is awarded for IBT achievement in excess of the highest gradient.

Under the banking feature of KEPP, if the actual achievement for any one year in a particular KEPP performance measurement period equals or exceeds a pro rata target gradient, KEPP participants earn one third of the KEPP payment for that gradient, which amount is paid after the end of the KEPP performance measurement period. Banked amounts for prior periods that have been earned but not yet paid are reported in the proxy statement compensation tables in the years earned.

D. Target Setting Considerations under Incentive Plans

The Committee set target levels for performance goals for the 2012 AIP and the for the three-year measurement period (2012-2014) under the PRSP and the KEPP in light of the uneven but somewhat improving business conditions throughout 2011. The Committee acknowledged general economic forecasts that conditions were uncertain but likely to further improve in 2012. AIP target performance was deemed aggressive and set to match the Company’s current ambitious business plan.

The Committee elected to maintain the relative weight of the incentive –based compensation as compared to total target compensation as in past years. The Committee was advised that base salary levels at the Company continued to be at less than the 50th percentile of the peer group of public companies used by the Committee to benchmark compensation. ATI’s total compensation package for the named officers is highly leveraged with the majority of the compensation comprised of variable compensation elements. Base salary as a percentage of total compensation if actual performance is at target is 15% for Mr. Harshman and, on average, 20% for the other named officers. If actual performance exceeds target, the relative compensation of the named officers will exceed the median of the comparable group to the extent that, if the maximum level of performance under the KEPP is achieved, total compensation for the three-year period (assuming a constant stock price at the award value) could reach or exceed the 90th percentile.

At its February 22, 2012 meeting, the Committee did not increase the incentive award opportunities (expressed as a percentage of base salary) for the named officers for 2012 from the opportunities granted in 2011, notwithstanding the several promotions within the group in 2011. Furthermore, the Committee did not increase the incentive award opportunities to the named individuals in 2011 at the time of such promotions.

The Committee believes that these opportunity levels are justified not only by the relative weighting of incentive to guaranteed performance but also by the aggressive target performance goals set by the Committee. The Committee believes that the target performance goals are significant challenges to management. The Committee’s advisors informed the Committee that the performance goals set by the Committee are at growth levels that exceed the average of the growth levels of other members of the peer group.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY TECHNOLOGIES INCORPORATED

By:	/s/ Elliot S. Davis
Elliot S. Davis
Senior Vice President, General Counsel, Chief
Compliance Officer and Corporate Secretary

Dated: February 28, 2012